Exhibit 10.1
Bausch Health Companies Inc.
Form of Share Unit Grant Agreement (Performance Vesting)
(Performance Restricted Share Units)
(2014 Omnibus Incentive Plan, as amended and restated, effective as of April 28, 2020)
Bausch Health Companies Inc. (including any successors in interest thereto, the “Company”), pursuant to Section 7(c)(v) of the Company’s 2014 Omnibus Incentive Plan, as amended and restated, effective as of April 28, 2020 (the “Plan”), hereby awards to you Performance Restricted Share Units (“PSUs”) in the amount set forth below convertible into Common Shares in accordance with the terms set forth herein (the “Award”). This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:    <Participant Name>
Equity Grant Date:    <Grant Date>
Number of Share Units Subject to Award:    <Number of Awards Granted>
The details of your Award are as follows.

1.Consideration. Consideration for this Award is satisfied by your services to the Company and complying with the terms of this Agreement.
2.Vesting and Settlement.
(a)In General. The number of PSUs subject to this Award is referred to as the “Target Award.” The Target Award may be increased or decreased (including to zero) based on the level of achievement of the performance condition (the “Performance Condition”) as described in Section 2(c) (such Award as earned based on the actual level of achievement of the Performance Condition, the “Earned Award”).
(b)Time-Based Vesting Condition. Subject to the provisions of the Plan and the acceleration provisions contained herein, the Earned Award will vest (as to service) as follows; provided that, to receive any Common Shares, you must remain employed by the Company through the applicable Vesting Date (unless otherwise vested pursuant to Sections 3(a) through (c)) and continue to comply with the restrictive covenants in Sections 8 and 9:
(i)First Tranche: 50% of the Earned Award (if any) (the “First Tranche”) shall vest on the second anniversary of the Equity Grant Date (the “First Vesting Date”); and
(ii)Second Tranche: 50% of the Earned Award (if any) (the “Second Tranche”) shall vest on the third anniversary of the Equity Grant Date (the “Second Vesting Date” and together with the First Vesting Date, the “Vesting Dates”)

Any PSUs that did not become vested prior to your termination of employment or that do not become vested according to the provisions in Section 3 below shall be forfeited immediately following the date of your termination of employment.
(c)Performance Condition.
(i)The PSUs shall be earned based on the Company’s Adjusted Share Price as of the Performance Measurement Date as follows:
(A) if the Adjusted Share Price is less than $27.70, then none of the PSUs will be earned and your Award will be forfeited in its entirety for no consideration;
(B) if the Adjusted Share Price equals or exceeds $27.70, then the number of your PSUs that will be earned will be equal to 50% of the Target Award;
(C) if the Adjusted Share Price equals or exceeds $30.47, then the number of your PSUs that will be earned will be equal to 100% of the Target Award (the “Target Level”);
(D) if the Adjusted Share Price equals or exceeds $31.86, then the number of your PSUs that will be earned will be equal to 150% of the Target Award;
(E) if the Adjusted Share Price equals or exceeds $33.24, then the number of your PSUs that will be earned will be equal to 200% of the Target Award;
provided that, subject to Section 3, to receive any Common Shares underlying the PSUs that are earned pursuant to this clause, you must remain employed by the Company through the applicable Vesting Date.
Following the Performance Measurement Date, the Board (or the appropriate committee thereof) will determine the percentage of the Target Award that is earned pursuant to this Section 2(c)(i) based on achievement of the Performance Condition as of the Performance Measurement Date, which may be adjusted in accordance with Section 6(e) of the Plan. The percentage of the Target Award that vests pursuant to this Section 2(c)(i) shall be interpolated, on a mathematical straight-line basis, to reflect attained performance between defined ends of the applicable spectrum.
(ii)Performance Achievement on a Change in Control.     Notwithstanding the foregoing and any other provisions of the Plan     to the contrary, if the Change in Control occurs prior to the     Performance

Measurement Date, the Performance Condition will     be deemed to be achieved at Target Level.
(iii)Definitions.
For purposes of this Section 2(c), the following terms shall have the following meanings:
(A)    “Adjusted Share Price” means the sum of (x) the average closing price of the Common Shares for the 20 trading days preceding (and not including) the Performance Measurement Date plus (y) the aggregate value of any dividends paid or declared on such Common Shares (excluding, for the avoidance of doubt, the Distribution) over the Performance Period.

(B)    “Distribution” means the distribution of the Company’s equity interests in the Bausch + Lomb business.

(C)    “Performance Measurement Date” means the earlier of: (i) the last trading day prior to the Distribution on which the closing price of the Company’s Common Shares reflect the value of the Company’s equity ownership interests in the Bausch + Lomb business (for the avoidance of doubt, before giving effect to the Distribution), as determined by the Committee and (ii) the First Vesting Date.

(C)    “Performance Period” means the period beginning on the Equity Grant Date and ending on the Performance Measurement Date.

(d)Settlement. The Company will deliver to you a number of Common Shares underlying your vested Earned Award, plus any Common Shares resulting from dividend equivalents credited with respect to such Earned Award in accordance with Section 6 of this Agreement, as follows:
(i)With respect to the First Tranche, your vested Earned Award will convert to Common Shares and be delivered to you no earlier than September 2, 2023, and no later than December 31, 2023, as determined by the Board (or an appropriate committee thereof) (such period, the “First Tranche Settlement Period”); and
(ii)With respect to the Second Tranche, your vested Earned Award will convert to Common Shares and be delivered to you no earlier than September 2, 2024, and no later than December 31, 2024, as determined by the Board (or an appropriate committee thereof) (such period, the “Second Tranche Settlement Period”).

provided that, notwithstanding anything in the Plan to the contrary, any remaining right to a distribution of the Common Shares will be forfeited if the Company terminates your service for Cause prior to the date on which the Common Shares are distributed to you or if you violate any post-employment obligation that you may have to the Company, including the restrictive covenants set forth in Sections 8 and 9.
3.Acceleration Provisions.
(a)Vesting Acceleration Upon Termination due to Death, Disability or Retirement or a Termination without Cause or for Good Reason. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your employment is terminated (x) by the Company due to your death or Disability or without Cause, (y) due to your Retirement (as defined below) or (z) by you for Good Reason, at any time prior to the Second Vesting Date, your unvested Award will vest on the date of such termination of employment and convert into Common Shares as follows, provided, in each case, that you have been employed by the Company through the one-year anniversary of the Equity Grant Date:
(i)If your termination occurs on or prior to the First Vesting Date, a pro rata portion of your Earned Award underlying the First Tranche will vest based on a fraction, the numerator of which is the number of days from the Equity Grant Date through the date of your termination, and the denominator of which is 730, subject to actual achievement of the Performance Condition as of the Performance Measurement Date. The portion of the First Tranche that vests pursuant to this Section 3(a)(i) will convert into Common Shares at any time, determined in the discretion of the Board (or appropriate committee thereof), during the First Tranche Settlement Period in accordance with Section 2(d). For the avoidance of doubt, your Earned Award underlying the Second Tranche will be forfeited and cancelled in its entirety without the payment of any consideration; and
(ii)If your termination occurs following the First Vesting Date and on or prior to the Second Vesting Date, a pro rata portion of your Earned Award underlying the Second Tranche will vest based on a fraction, the numerator of which is the number of days after the First Vesting Date through the date of your termination, and the denominator of which is 366. The portion of the Second Tranche that vests pursuant to this Section 3(a)(ii) will convert into Common Shares at any time, determined in the discretion of the Board (or appropriate committee thereof), during the Second Tranche Settlement Period in accordance with Section 2(d);
provided, that in the event of a termination without Cause or for Good Reason, you deliver to the Company, and fail to revoke, a signed release of claims acceptable to the Company (a “Release”) within fifty-five (55) days following the date of your termination. For the avoidance of doubt, in the event your employment with the Company terminates for any reason prior to the one-year anniversary of the Equity Grant Date (including, without limitation, due to Retirement), your Award will be forfeited and cancelled in its entirety without the payment of any consideration.
Unless otherwise defined in your employment agreement, “Retirement” means your termination of employment on or after the date on which you attain age 55 and your age plus your years of service with the Company or a Subsidiary total at least 65, and you have not otherwise been terminated for Cause.

(b)Treatment of PSUs in Event of Change of Control if PSUs are Assumed or Substituted in Connection with Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that your PSUs are assumed or substituted in connection with a Change of Control, (1) the number of PSUs will be adjusted in accordance with Section 6(e) of the Plan, and (2) in the case of a termination of employment by the Company without Cause or by you for Good Reason within the twelve (12) month period following a Change of Control (or during the six (6) month period prior to a Change of Control if such termination was in contemplation of, and directly related to, the Change of Control), subject to you delivering to the Company, and not revoking, a Release within fifty-five (55) days following the date of your termination, your unvested Award will vest on the date of such termination of employment and convert into Common Shares as follows:
(i)If your termination occurs on or prior to the First Vesting Date, a pro rata portion of your Earned Award underlying the First Tranche will vest based on a fraction, the numerator of which is the number of days from the Equity Grant Date through the date of your termination, and the denominator of which is 730. The portion of the First Tranche that vests pursuant to this Section 3(b)(i) will convert into Common Shares on the first day of the First Tranche Settlement Period. For the avoidance of doubt, your Earned Award underlying the Second Tranche will be forfeited and cancelled in its entirety without the payment of any consideration; and
(ii)If your termination occurs following the First Vesting Date and on or prior to the Second Vesting Date, a pro rata portion of your Earned Award underlying the Second Tranche will vest based on a fraction, the numerator of which is the number of days after the First Vesting Date through the date of your termination, and the denominator of which is 366. The portion of the Second Tranche that vests pursuant to this Section 3(b)(ii) will convert into Common Shares on the first day of the Second Tranche Settlement Period.
(c)Treatment of PSUs in Event of Change of Control if PSUs are not Assumed or Substituted in Connection with Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that the PSUs are not assumed or substituted in connection with a Change of Control, the number of PSUs will be adjusted in accordance with Section 6(e) of the Plan and your unvested Award will vest on the date of the Change of Control and convert into Common Shares as follows:
(i)If the Change of Control occurs on or prior to the First Vesting Date, a pro rata portion of your Earned Award underlying the First Tranche will vest based on a fraction, the numerator of which is the number of days from the Equity Grant Date through the date of the Change of Control, and the denominator of which is 730. The portion of the First Tranche that vests pursuant to this Section 3(c)(i) will convert into Common Shares on the first day of the First Tranche Settlement Period. For the avoidance of doubt, your Earned Award underlying the Second Tranche will be forfeited and cancelled in its entirety without the payment of any consideration; and
(ii)If the Change of Control occurs following the First Vesting Date and on or prior to the Second Vesting Date, a pro rata portion of your Earned Award underlying the Second Tranche will vest based on a fraction, the numerator of which is the number of days after the First Vesting Date through the date of the Change of Control, and the denominator of which is 366. The portion of the Second Tranche that vests pursuant to this Section 3(c)(ii) will convert into Common Shares on the first day of the Second Tranche Settlement Period.
4.Number of Shares. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of PSUs standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares have been delivered to you in accordance with Section 2(d) of this Agreement.
5.Common Share Ownership Requirements. You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
6.Dividend Equivalents. The bookkeeping account maintained for the Award granted pursuant to this Agreement shall, until the applicable vesting date or the termination and cancellation or forfeiture of the PSUs pursuant to the terms of the Plan, be allocated additional PSUs on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into a number of additional Common Shares covered by the PSUs equal to the quotient of (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the PSUs divided by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional PSUs shall vest in accordance with the same terms as the PSUs granted under this Agreement.
7.Disclosure and Ownership of Intellectual Property.
(a)Company Intellectual Property. You acknowledge and agree that any intellectual property, including, without limitation, works, materials, inventions, invention disclosures, invention registrations, patent rights, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, design rights, mask works, software, apparatus, technology, data, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, that you create, discover, conceive, reduce to practice, develop or acquire during the course of your employment, either alone or jointly with others, (i) using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (ii) that results from any work performed for the Company or any of its affiliates and/or (iii) that otherwise relates to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”) is and shall remain the exclusive property of the Company or the affiliate of the Company, as applicable, that is your employer (the “Employer”) whether registered or otherwise exploited or not. In furtherance of the foregoing, you hereby assign, transfer, convey and deliver to the Employer your entire right, title and interest in and to any and all such Company Intellectual Property.

(b)Work Made for Hire. You acknowledge and agree that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Employer will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Employer as above).
(c)Disclosure. You agree to record all activities undertaken in the course of your employment and to disclose promptly in writing to the Employer any and all Company Intellectual Property. You agree that you will give the Company or any of its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company or any of its affiliates to prosecute, perfect, register, record, enforce and defend any and all of their rights in and to any Company Intellectual Property and Confidential Information.
(d)Non-Assignable Inventions. If your principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding your assignment of Company Intellectual Property to the Employer in Sections 7(a) and (b) of this Agreement may not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. You acknowledge having received notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(e)Prior Intellectual Property. If, in the course of your employment with the Employer, you use any intellectual property that is solely or jointly owned by you or licensed to you, with the right to sub-license (collectively, “Prior Intellectual Property”), you hereby grant to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Intellectual Property for any purpose.
(f)Waiver of Moral Rights. To the extent you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)This Section 7 shall survive the termination of your employment.
8.Records and Confidential Data. In consideration of the PSUs issued to you pursuant to this Agreement, you agree to be bound by the covenant of confidentiality set forth in this Section 8 with respect to any and all Confidential Information (as defined below) disclosed or made available to you or of which you have otherwise become aware, whether before, on or after the date hereof.

(a)Ownership; Recognition of Company’s Rights. You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information of the Company and its affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment by the Company or any of its affiliates or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Employer. No license or other right to any Confidential Information is granted to you under this Agreement. To the extent that you acquire any right, title or interest in or to any Confidential Information, you hereby assign, transfer, convey and deliver to the Employer all such right, title and interest in and to such Confidential Information.
(b)Restrictions. You (i) will keep all Confidential Information strictly confidential, (ii) will not use Confidential Information in any manner which is detrimental to the Company or its affiliates, (iii) will not use Confidential Information other than in connection with the discharge of your duties to the Company and its affiliates, (iv) will safeguard any and all Confidential Information from unauthorized disclosure, and (v) will not disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity without the Employer’s express prior written consent, except as may be necessary to perform your duties as an employee of the Company or its affiliates for the benefit of the Company or its affiliates. You may, however, disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law; provided that, subject to Section 8(e), you shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 8(b) shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).
(c)Disposition of Confidential Information. Following the termination of your employment or upon the Company’s request, you will return to the Company all copies of any and all Confidential Information in your custody, possession or control (including all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information). Alternatively, with the Company’s prior written consent, you may destroy such Confidential Information. Within five (5) business days of the termination of your employment or such request by the Company, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 8(c).
(d)Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean any and all non-public, proprietary or other confidential information of the Company or its affiliates disclosed to you, to which you have access, or of which you otherwise become aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (i) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (ii) information regarding the business of the Company or its affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates, (iii) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its affiliates, (iv) the existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party, (v) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its affiliates, (vi) all third-party information held in confidence by the Company or its affiliates, and (vii) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public and (ii) information obtained by you other than pursuant to or in connection with your employment.
(e)Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)This Section 8 shall survive the termination of your employment.
9.Covenant Not to Solicit, Not to Compete and Not to Disparage. In consideration of the PSUs issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement set forth in this Section 9.
(a)Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its Subsidiaries during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 9(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the period of your employment and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment agreement), not to engage in Prohibited Activities (as defined below) in any country in which the Company or its affiliates conduct business, or plan to conduct business, during the period of your employment. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the development, manufacturing, marketing and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, gastroenterology, ophthalmology or dentistry; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 8 and 9(a) of this Agreement. You agree that the covenants contained in this Section 9(b) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.
(c)Non-Disparagement Covenant. You agree not to make written or oral statements about the Company or its affiliates or their directors, executive officers or non-executive officer employees that are negative or disparaging. The Company and its affiliates shall not, and the Company and its affiliates shall instruct their directors and executive officers to not, make written or oral statements about you that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you, the Company and its affiliates, and the Company’s or any of its affiliate’s directors and executive officers from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)Your obligations under this Section 9 shall survive the termination of your employment.
10.It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Section 8 or 9 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
11.Remedies for Breach of Obligations Under Sections 8 and 9. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any obligation under Sections 8 or 9. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 8 or 9. Without limiting other forms of relief available to Company, in the event of your breach of any of your obligations under Sections 8 or 9, your Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
12.Clawback. This Agreement is subject to any policy the Company adopts regarding the recovery of incentive compensation and any additional clawback provisions as required by law and applicable listing rules.
13.Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Equity Grant Date. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of your termination of employment or service with the Company shall be made to you until your termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 13 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. In the event you are required to sign a Release in connection with your termination of employment, if the period for you to deliver and not revoke such Release begins in one calendar year, and ends in the next calendar year, any payments that constitute “deferred compensation” that are subject to section 409A of the Code shall be made on the first regular payroll date in the second such calendar year provided the Release becomes effective and irrevocable. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.
14.Securities Law Compliance. You may not be issued any Common Shares under your Award unless the Common Shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
15.Restrictive Legends. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
16.Transferability. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 2(d) of this Agreement.
17.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.
18.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested PSU, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 2(d) of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.Withholding Obligations. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums that can be withheld to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”). The Company shall (i) withhold, from Common Shares otherwise issuable upon settlement of the Award, a portion of the Common Shares with an aggregate Market Price (measured as of the date Common Shares are delivered pursuant to Section 2(d) of this Agreement) equal to the amount of the applicable withholding taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the maximum amount that can be withheld to satisfy the Company’s required tax withholding obligations and (ii) make a cash payment equal to such fair market value directly to the appropriate taxing authorities.

20.Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
21.Headings. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
22.Amendment. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
23.Miscellaneous.
(a)The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

24.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Agreement but not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
25.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any affiliate’s employee benefit plans.
26.Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
27.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.